Back to Form 8-K
Exhibit 99.1

WellCare Appoints Ken Burdick as President, Chief Operating Officer

TAMPA, Fla. (June 18, 2014) — WellCare Health Plans, Inc. (NYSE: WCG) announced today that Kenneth A. Burdick has been named the company’s president and chief operating officer. Burdick joined WellCare on January 27 as president, national health plans. In this new role, Burdick’s responsibilities have been expanded to include operations and clinical services. As such, Mike Polen, senior vice president, operations, and Dr. Steve Goldberg, senior vice president and chief medical officer, will now both report to Burdick. He will continue to report to Dave Gallitano, chairman of the board and CEO.

Burdick joined WellCare on January 27 as president, national health plans. “In a short period of time, Ken has improved operating disciplines and strengthened the consistency of our performance in many areas,” said Gallitano. “By aligning operations and clinical services with our regional and state leadership, we expect to achieve an even greater level of collaboration and performance in serving our government customers, members and providers.”

About WellCare Health Plans, Inc.
WellCare Health Plans, Inc. provides managed care services targeted to government-sponsored health care programs, focusing on Medicaid and Medicare. Headquartered in Tampa, Fla., WellCare offers a variety of health plans for families, children, and the aged, blind, and disabled, as well as prescription drug plans. The company serves approximately 3.5 million members nationwide as of March 31, 2014. For more information about WellCare, please visit the company's website at www.wellcare.com.

-END-

CONTACTS:
Investor Relations
Gregg Haddad
813-206-3916
gregg.haddad@wellcare.com

Media Relations
Crystal Warwell Walker
813-206-2697
crystal.walker@wellcare.com